Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 10% Revenue Growth for the First Quarter 2015
Total Revenue Grew 15% Constant Currency, Including 32% Growth in Europe

Irvine, Calif. (April 29, 2015) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three months ended March 31, 2015.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “During the first quarter we continued to drive adoption of both our EVAR and EVAS products for the treatment of AAA, led by strong performance from the Nellix® Endovascular Sealing System in Europe, where sales grew 32% year-over-year in constant currency. We also made good progress with our clinical and new product growth initiatives in the U.S., which we expect to provide a positive catalyst for growth in the second half of the year. Lastly, we filed the first module of the Nellix PMA in the first quarter and remain on track for potential FDA approval in late 2016.”

Financial Results

Global revenue in the first quarter of 2015 was $36.7 million, a 10% increase from $33.3 million in the first quarter of 2014. On a constant currency basis first quarter revenue increased 15%.

U.S. revenue in the first quarter of 2015 was $25.1 million, a 5% increase compared with $24.0 million in the first quarter of 2014. International revenue was $11.5 million, a 24% increase compared to $9.3 million in the first quarter of 2014. The international sales increase was primarily attributable to strong sales growth in Europe, with European revenue of $7.2 million, a 10% increase as compared to $6.6 million in the first quarter of 2014, and 32% growth on a constant currency basis.

Gross profit was $26.9 million in the first quarter of 2015, which represents a gross margin of 73.4%, compared to gross margin of 73.0% in the first quarter of 2014. The increase in gross margin was primarily driven by operational efficiencies created by increased production volume.

Total operating expenses were $36.6 million in the first quarter of 2015, compared to $29.6 million in the first quarter of 2014. The increase in operating expenses was driven primarily by expansion of sales and clinical personnel in the U.S. and Europe and by research, development, clinical and regulatory expenses.

Endologix reported a net loss for the first quarter of 2015 of $11.2 million, or $(0.17) per share, compared with a net income of $5.3 million, or $0.08 per share, for the first quarter of 2014. The first quarter 2015 net loss includes Nellix contingent consideration, interest expense, foreign currency loss and business development expenses of $1.9 million, while the first quarter 2014 included other income of $10.8 million, or $0.17 per share, primarily Nellix contingent consideration. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the first quarter of 2015 of $9.3 million, or $(0.14) per share, compared with an Adjusted Net Loss for the first quarter of 2014 of $5.5 million, or $(0.09) per share.

Total cash, cash equivalents and marketable securities were $73.7 million as of March 31, 2015, compared to $86.7 million as of December 31, 2014.

Financial Guidance

Endologix is reiterating its full year 2015 financial guidance. Endologix anticipates 2015 constant currency revenue to be in the range of $163 million to $168 million, representing constant currency growth of 10% to 14% from 2014, and reported revenue in the range of $159 million to $165 million, or growth of 8% to 12% from 2014, based on current and expected foreign currency exchange rates. Endologix anticipates GAAP Loss Per Share of $(0.64) to $(0.69) and an Adjusted Loss Per Share (non-GAAP and defined below) of $(0.51) to $(0.56).

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for 14 days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13606681. The conference call will be broadcast live over the Internet at www.endologix.com. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Forward-Looking Statements

Except for historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to interest in Nellix®, the progress of clinical trials, our ability to obtain regulatory approval of our products, demand for our products, currency exchange rates, our ability to increase revenue through sales of our existing products and related new products, and 2015 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include continued market acceptance of Endologix' products, the success of sales efforts for Endologix’s products, the success of clinical trials relating to Endologix’s products under development, product research and development efforts, unexpected product liability claims and litigation expenses, changes to the regulatory environment for the medical device industry, uncertainty in the process of obtaining regulatory approval for Endologix's products, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA Per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; and (vi) business development expenses, including licensing costs related to research and development activities.

In the three months ended March 31, 2015, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency losses; and (iv) business development expenses.

In the three months ended March 31, 2014, this GAAP adjustment to net income specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability due primarily to the decrease in the Endologix common stock price as the contingent liability consideration was payable in Endologix common stock; (ii) interest expense from the Company's convertible debt; and (iii) foreign currency gains.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; and (vii) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenue
U.S.	$25,134	$23,988
International	11,537	9,276
Total Revenue	36,671	33,264
Cost of goods sold	9,765	8,969
Gross profit	$26,906	$24,295
Operating expenses:
Research and development	6,231	4,105
Clinical and regulatory affairs	3,450	2,200
Marketing and sales	19,599	16,143
General and administrative	7,289	7,163
Total operating expenses	36,569	29,611
Loss from operations	(9,663)	(5,316)
Other income (expense)	(1,358)	(973)
Change in fair value of contingent consideration related to acquisition	(100)	11,800
Total other income (expense)	(1,458)	10,827
Net income (loss) before income tax expense	$(11,121)	$5,511
Income tax expense	(92)	(216)
Net income (loss)	$(11,213)	$5,295
Other comprehensive loss- foreign currency translation	(1,754)	(46)
Comprehensive income (loss)	$(12,967)	$5,249

Basic net income (loss) per share	$(0.17)	$0.08
Diluted net income (loss) per share	$(0.17)	$0.08
Shares used in computing basic net income (loss) per share	67,263	63,405
Shares used in computing diluted net income (loss) per share	67,263	66,017

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended
	March 31,
	2015	2014
Net Income (Loss) to Adjusted Net Loss and Adjusted Net Loss Per Share:
Net income (loss)	$(11,213)	$5,295
Fair value adjustment to Nellix contingent consideration liability	100	(11,800)
Interest expense	1,462	1,390
Foreign currency loss (gain)	111	(367)
Business development expenses	250	—
(1) Adjusted Net Loss	$(9,290)	$(5,482)
(2) Adjusted Net Loss Per Share	$(0.14)	$(0.09)

Adjusted Net Loss to Adjusted EBITDA and Adjusted EBITDA Per Share:
Adjusted Net Loss	$(9,290)	$(5,482)
Income tax expense	92	216
Depreciation and amortization	1,489	602
Stock-based compensation expense	2,211	1,613
(3) Adjusted EBITDA	$(5,498)	$(3,051)
(4) Adjusted EBITDA Per Share	$(0.08)	$(0.05)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$20,183	$26,798
Marketable securities	53,467	59,871
Accounts receivable, net allowance for doubtful accounts of $182 and $185, respectively.	26,672	26,113
Other receivables	448	498
Inventories	35,143	31,325
Prepaid expenses and other current assets	2,501	3,162
Total current assets	$138,414	$147,767
Property and equipment, net	25,329	25,696
Goodwill	28,673	28,866
Intangibles, net	43,067	43,465
Deposits and other assets	2,282	2,415
Total assets	$237,765	$248,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,130	$11,027
Accrued payroll	10,916	13,337
Accrued expenses and other current liabilities	5,403	5,260
Total current liabilities	$27,449	$29,624
Deferred income tax	879	879
Deferred rent	8,047	8,060
Other liabilities	419	489
Contingently issuable common stock	14,700	14,600
Convertible notes	71,270	70,407
Total liabilities	$122,764	$124,059
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized. 67,579,721 and 67,321,769 shares issued, respectively. 67,415,229 and 67,159,511 shares outstanding, respectively.	67	67
Treasury stock, at cost, 164,492 and 162,258 shares, respectively.	(2,363)	(2,328)
Additional paid-in capital	376,492	372,639
Accumulated deficit	(259,713)	(248,500)
Accumulated other comprehensive income	518	2,272
Total stockholders’ equity	$115,001	$124,150
Total liabilities and stockholders’ equity	$237,765	$248,209